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                                             [CUSTOMEDIX CORPORATION LETTERHEAD]

                                                     53 N. PLAINS INDUSTRIAL RD.
                                                          WALLINGFORD, CT. 06492
                                                         TELEPHONE: 203-284-9079
                                                               FAX: 203-265-7662
NEWS
RELEASE



                           Summary: Customedix Corp. (AMEX:CUS) announces receipt of revised merger proposal and tentative settlement of lawsuits.

                           Company contact:  Joseph MacDougald
                                             Director of Investor Relations
                                             (203)284-9079


FOR IMMEDIATE RELEASE:

WALLINGFORD, CONNECTICUT, June 4, 1996....CUSTOMEDIX CORPORATION (AMEX:CUS)
announced today that it has received a revised proposal from Dr. Gordon S. Cohen, CUSTOMEDIX's Chief Executive Officer and Chairman of CUSTOMEDIX's Board of Directors, offering to acquire the Company through a negotiated merger in which CUSTOMEDIX shareholders, other than Dr. Cohen and a partnership comprised of certain Cohen family trusts, would receive $2 3/8 cash per share. It is expected that a Special Committee of the Board of Directors will be appointed to review the proposal.

Dr. Cohen had proposed a similar merger transaction on February 5, 1996, with a proposed merger consideration of $1 15/16 cash per share. That proposal was withdrawn by Dr. Cohen on May 8, 1996.

CUSTOMEDIX Corporation also announced today that the Corporation and members of its Board of Directors have reached an agreement in principle to settle four related lawsuits pending against them in the Delaware Court of Chancery. The lawsuits were commenced in response to Dr. Cohen's initial merger proposal. Final settlement of the lawsuits is conditioned upon, among other matters, approval of the settlement by the Chancery Court and the completion of the merger upon the revised terms.